UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C., 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date Of Report (Date Of Earliest Event Reported): 5/20/2005

BankUnited Financial Corporation

(Exact Name of Registrant as Specified in its Charter)

Commission File Number: 1-13921

FL	650377773
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

255 Alhambra Circle, Coral Gables, FL 33134

(Address of Principal Executive Offices, Including Zip Code)

305-569-2000

(Registrant’s Telephone Number, Including Area Code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act(17CFR240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act(17CFR240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act(17CFR240.13e-4(c))

Item 8.01. Other Events

On May 20, 2005, the Compensation Committee (the “Committee”) of the Board of Directors of BankUnited Financial Corporation (the “Company”), determined to accelerate the vesting of two stock options which were granted to Alfred R. Camner, the Company’s Chief Executive Officer (the “CEO”), under the Company’s 2002 Stock Award and Incentive Plan (the “2002 Plan”). The acceleration of vesting was approved to become effective immediately. As a result of the acceleration, an option granted to the CEO on April 28, 2004 for the purchase of 10,000 shares of the Company’s Noncumulative Convertible Preferred Stock, Series B (“Series B Preferred Stock”), at an exercise price of $38.97 per share, became immediately vested and exercisable, instead of vesting in eight equal installments commencing on the first anniversary of the date of grant; and an option granted to the CEO on October 26, 2004 for the purchase of 50,000 shares of the Series B Preferred Stock, at an exercise price of $41.74 per share, became immediately vested and exercisable instead of vesting in five equal installments commencing on the first anniversary of the date of grant. Each share of Series B Preferred Stock is convertible into 1.4959 shares of the Company’s Class B Common Stock, and each share of the Company’s Class B Common Stock is convertible into one share of the Company’s Class A Common Stock.

The 2002 Plan permits the Committee to adjust the terms and conditions of awards granted under that plan in response to changes in accounting principles, among other reasons, subject to certain restrictions. The Committee has determined to accelerate the vesting of these options as a result of the issuance by the Financial Accounting Standards Board (“FASB”) of Statement of Financial Accounting Standards No. 123R, which the Company expects to adopt effective October 1, 2005. The acceleration of the vesting period for the options meets the criteria for variable accounting under FASB Interpretation No. 44. However, the exercise prices of both options were based on the fair market value of BankUnited’s Class A Common Stock on the dates of grant, which was $26.05 on April 28, 2004, and $27.90 on October 26, 2004. On May 20, 2004, the Company’s Class A Common Stock closed at $25.07. The fair market value of the Series B Preferred Stock, calculated as the closing price of the Class A Common Stock multiplied by 1.4959, was $37.50. Because the vesting of these options was accelerated at a time when their exercise prices were higher than the market value of the underlying stock, the acceleration did not result in a charge to earnings for compensation expense. The value of these options will be reflected in the footnote disclosures to the Company’s financial statements for the quarter ending June 30, 2005, as required by Financial Accounting Standard 148. The Company projects that, if the vesting of these options had not been accelerated, then FAS 123R would have required the Company to recognize approximately $690,000 in compensation expense from these options over their remaining vesting terms, in quarters beginning after September 30, 2005.

Signature(s)

Pursuant to the Requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the Undersigned hereunto duly authorized.

BANKUNITED FINANCIAL CORPORATION

Date: May 24, 2005.	By:	/s/ Humberto L. Lopez
Humberto L. Lopez
Senior Executive Vice President and Chief Financial Officer